Exhibit 19
Union Pacific Corporation
Confidentiality And Insider Trading Policy
This Policy applies to all employees, executives and directors (all such persons are referred to as “Company Persons”) of Union Pacific Corporation and its subsidiaries (the “Company”), as well as members of their immediate family, and Controlled Entities, all as explained and defined in Part IV of this Policy (all such persons subject to this Policy are referred to as “Covered Persons”).
I.Confidential Information
A.General Statement
All Company Persons are expected to maintain in strict confidence all information about the Company gained in the course of their duties. Such information may not be used for personal advantage or for the benefit of others. These same restrictions apply to information learned about customers, suppliers, competitors and other companies in the course of work for the Company.
Company Persons with access to “material nonpublic information” (as defined in Part IV of this Policy) should distribute such information within the Company only on a strict “need to know basis” and should not provide such information to any person outside of the Company unless expressly authorized to do so by one of the Company’s executive officers or legally mandated.
Company Persons, other than specifically designated persons, should not respond to inquiries from the investment community, which includes shareholders, investors, securities analysts, institutional investors, investment advisers, investment companies and related persons. Any such inquiries should be directed to Assistant Vice President---Investor Relations, at (402) 544-4227.
II.Insider Trading
A.General Statement
No Company Person may purchase, sell, gift, or otherwise engage in a transaction in the securities of a company at any time when the person has material nonpublic information about that company learned in the course of their work with Union Pacific. No Company Person may communicate material nonpublic information to a third party or suggest that anyone purchase, sell, gift, or otherwise engage in a transaction in any company’s securities (i.e., “tipping” information) while aware of material nonpublic information about that company learned in the course of their work with Union Pacific. These restrictions on “insider trading” and “tipping” are not limited to Company securities, but also include trading in the securities of other companies, such as customers, suppliers, and competitors of the Company, when the person is in possession of material nonpublic information relevant to the other company as a result of the Company Person’s employment or relationship with the Company. The foregoing restrictions apply to a Company Person’s immediate family members and Controlled Entities to the same extent that they apply to the Company Person.
These restrictions apply to stock market as well as off-market transactions, including transactions in securities held in a brokerage account or within the Company’s 401(k) or similar thrift plans, as well a gifts or donations of securities. With respect to Company securities, these restrictions on insider trading are applicable to the Company’s common stock, options to purchase or sell or other “derivative securities” with a value tied to that of the Company’s common stock (regardless of whether the option was issued by the Company or is a market-traded option), and any other type of securities that the Company may issue, such as preferred stock, convertible debentures and warrants.
B.Additional Guidelines and Restrictions
Additional guidelines and restrictions are discussed in Part V of this Policy. All Covered Persons are subject to the prohibition on hedging transactions and short sales set forth in Part V, Section B. Members of the Union Pacific Board of Directors and certain executives and other employees who are so designated and notified from time to time by electronic communication from the Company’s Stock Administration Department and/or the Law Department, as well as their Family Members and Controlled Entities (all such persons and entities, “Restricted Persons”) are subject to additional restrictions as set forth in Part V, Section C. Members of the Union Pacific Board of Directors and executives who are subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as well as their Family Members and Controlled Entities (all such persons and entities, “Section 16 Persons”) and certain other Restricted Persons are further subject to the restrictions set forth in Part V, Sections D through G.
III.Compliance and Certification
A.Consequences of Violation
Violations of this Policy may subject a Covered Person to disciplinary action including, in appropriate circumstances, termination of employment. In addition, violations of this Policy may result in prosecution by the SEC or criminal prosecution by the Department of Justice. The SEC may seek substantial civil penalties against a person who engages in insider trading or tipping. Any person who violates the federal insider trading laws, including by tipping another person who trades, may have to pay penalties and civil fines of up to three times the profit gained or loss avoided by such trading. The Company may also face civil penalties for employees’ insider trading violations. In addition, insider trading can result in criminal fines and imprisonment. The SEC and several U.S. Attorneys’ offices in recent years have been vigorously enforcing the insider trading laws against both individuals and institutions, including cases involving a relatively small number of shares where the violation resulted in little or no profits.
B.Certification
Restricted Persons and certain other employees are required annually to certify their understanding of and agreement to comply with this Policy.
IV.Definitions and Scope of This Policy
A.Covered Persons
All persons subject to this Policy are referred to as “Covered Persons”. This Policy applies to:
•“Company Persons,” defined as all employees, executives and directors of Union Pacific Corporation and its subsidiaries;
•“Family Members,” which means any family member of a Company Person who resides with the Company Person (including a spouse, a child, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in a Company Person’s household (other than household employees), and any family members who do not live in their household but whose transactions in Company securities are directed by a Covered Person or are subject to a Covered Person’s influence or control, such as parents or children who consult with you before they trade in Company securities (collectively referred to as “Family Members”); and

•“Controlled Entities,” which means any corporation, partnership, trust or other entity controlled, influenced or managed by a Company Person or their Family Members.
B.Definition of Material Nonpublic Information
Information about the Company is considered material if there is a substantial likelihood that a reasonable investor would:
consider the information important in making an investment decision; or
view the information as significantly altering the total mix of information about the Company available in the marketplace.
Either positive or negative information may be material. Under these standards, Company information that may be material includes, but is not limited to:
information about earnings, revenues or capital expenditures, including any updates or reaffirmations of such information that was previously disseminated to the public and any unexpected financial results or unpublished financial reports or projections;
new and substantial products or contracts, or significant developments regarding significant customers or suppliers;
significant changes in product offerings, or price changes;
interruption of operations or other aspects of the business due to an accident, fire, natural disaster, breakdown of labor negotiations or any major shutdowns;
service metrics and volume data (other than those made available publicly through the American Association of Railroads or the Surface Transportation Board, including any internal alternative calculations of publicly available metrics);
information about new and significant operational initiatives or similar plans, and the proposed implementation schedules for such initiatives and plans;
information regarding investors or potential investors, including nonpublic information regarding meetings with investors and investments in Company securities;
changes in control or in directors or senior management of the Company;
mergers, acquisitions, tender offers, joint ventures or other significant changes to Company assets;
major environmental incidents;
major marketing changes;
a cybersecurity incident, whether or not known to be critical or potentially significant;
changes in the Company’s auditors or a notification from its auditors that the Company may no longer rely on the auditors’ audit report;
significant labor disputes;
institution of, or developments in, significant litigation, investigation, regulatory actions or governmental proceedings; and
major events regarding the Company’s securities, such as dividend policy changes, the declaration of a stock split, or the proposed or contemplated issuance, redemption, or repurchase of securities.
Information about the Company is considered public once it has been distributed in a manner that makes it available to investors generally and enough time has elapsed to permit the investment market to absorb and evaluate the information. Examples of public dissemination include, but are not limited to, press releases, annual reports to shareholders and filings with the Securities and Exchange Commission (“SEC”), such as Forms 10-K, 10-Q and 8-K. You should generally consider information to be nonpublic until one full trading day has elapsed following public disclosure. A “trading day” is a day on which the New York Stock Exchange is open for business. The fact that rumors, speculation, or statements attributed to unidentified sources are public is insufficient to be considered widely disseminated even when the information is accurate.
V.Additional Guidelines and Restrictions
A.Post-Termination Transactions
Once you are no longer a Company Person, you and your Family Members and Covered Entities will cease to be subject to this Policy. However, the laws that prohibit insider trading will continue to apply, and if you possess material nonpublic information about the Company or another company that you obtained in the course of your work with Union Pacific, you and your Family Members and Covered Entities should not trade that company’s securities.
B.Restrictions on Hedging and Short Sales
Covered Persons are prohibited from hedging activities relating to the Company’s securities, such as (i) buying, selling or writing puts, calls or options related to the Company’s common stock and (ii) executing straddles, equity swaps and similar derivative arrangements that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s common stock. In addition, if you are aware of material nonpublic information about another company that you learned in the course of working for Union Pacific, you are prohibited from engaging in any transaction involving hedging activities, such as (x) buying, selling or writing puts, calls or options involving or related to that other company’s securities and (y) executing straddles, equity swaps and similar derivative arrangements involving or related to that other company’s securities. Covered Persons are also prohibited from engaging in short sales of Company securities (i.e., sales of securities that are not then owned), including a “sale against the box” (a sale with delayed delivery).
C.Blackout Periods
Restricted Persons are required to comply with additional trading restrictions. Restricted Persons may only trade in Company securities during an “Open Window Period.” The Open Window Period will be communicated to Restricted Persons each quarter. However, even if there is an Open Window Period, Restricted Persons may not trade in Company securities if they are aware of material nonpublic information about the Company.
Generally, all pending purchase and sale orders or other transactions involving Company securities that could be, but have not been, executed during the Open Window Period must be cancelled before it closes, unless those transactions are scheduled to occur under an approved Rule 10b5-1 Trading Plan. In addition, unless otherwise approved by the Chief Legal Officer or VP Law – Finance and Compliance, or other comparable executive responsible for securities compliance (the “Designated Officer”), Restricted Persons should not make any election outside of the Open Window Period under any employee benefit plan that will result in a transaction in Company securities, including any election to change the amount that is contributed to or held in Company stock under the Company’s 401(k) plan or similar thrift plans.
From time to time the Company may impose a blackout on transactions outside of the Open Window Period due to developments involving material nonpublic information. In such events, the Company will notify particular individuals that they should not engage in any transactions involving the purchase or sale of Company securities and should not disclose to others the fact that the trading blackout has been imposed.
D.Preclearance
The Company requires Section 16 Persons and other executives that report directly to the Chief Executive Officer (the “CEO”) to notify the CEO and obtain prior approval from the CEO in advance of effecting any purchase, sale, gift, or other transaction involving Company securities, including a stock plan transaction such as any option exercise (regardless of whether the exercise and taxes are paid in cash, by the sale of shares, or by "net settlement" share withholding), election relating to a Company stock transaction in the 401(k) or other benefit plan, transfers to or from a trust, or any other transfer. This preclearance policy applies even if the Section 16 Person or executive reporting to the CEO is initiating a transaction during an Open Window Period.
Additionally, the Company requires all other Company executives to notify the Chief Legal Officer or VP Law-Finance and Compliance, or other executive responsible for securities compliance (the "Designated Officer") and obtain prior approval from the Designated Officer in advance of effecting an option exercise by "net settlement" share withholding even if the executive is initiating the transaction during an Open Window Period.
Requests should be submitted to the CEO or the Designated Officer, as applicable, at least two trading days in advance of the proposed transaction. The CEO or Designated Officer, as applicable, will then determine whether the transaction may proceed.
If a transaction is approved under the preclearance policy, the transaction should be entered into within five trading days after the approval is obtained, but regardless may not be executed if the Restricted Person acquires material nonpublic information concerning the Company before engaging in the transaction. If a transaction is not effected within the period described above, the transaction must be approved again before it may be executed.
If a proposed transaction is not approved under the preclearance policy, the Restricted Person should refrain from initiating any transaction in Company securities and should not inform anyone within or outside of the Company of the restriction.
E.Sales of Company Common Stock
The Company requires sales or transfers by Section 16 Persons and other executives that report directly to the CEO to occur pursuant to an Exchange Act Rule 10b5-1 Trading Plan that satisfies the restrictions in Appendix A, “Guidelines for Rule 10b5-1 Trading Plans,” unless the CEO or Designated Officer grants an exception. Shares of common stock or units representing ownership of the Company’s common stock owned by Executives in any Company 401(k) plan (or similar thrift plans) are exempt from the requirements set forth in this Section E and, therefore, such shares or units may be sold or transferred without establishing a Rule 10b5-1 Trading Plan. However, any such sale or transfer must be pursuant to an election or instruction that is (i) made during an Open Window Period and when such Executive is not in possession of material nonpublic information regarding the Company, and (ii) pre-cleared by the CEO.
F.Restrictions on Discretionary Trading by Third Party Managers
In order to avoid inadvertent violations of the insider trading laws, Section 16, and Company policies, Section 16 Persons and other executives who are subject to the preclearance requirements set forth in Section D above should deliver written instructions to any third party broker or investment advisor or manager who has authority to execute trades on their behalf (including under any “managed account”) expressly prohibiting their broker or advisor from executing transactions involving Company common stock in or for the benefit of any account owned by, or attributable to, them without first obtaining their consent to any such transaction. Section 16 Persons and others subject to the preclearance requirements should satisfy those notice and pre-clearance requirements discussed above prior to consenting to any such transaction.
G.Restrictions on Pledging Company Securities
Section 16 Persons may not pledge, deliver as collateral, or otherwise subject to a security interest any shares (restricted or otherwise) of Company common stock or options or other rights to acquire such stock. The foregoing also expressly prohibits the pledge or delivery of Company common stock or options or other rights to acquire such stock to open or maintain any margin or similar account. All of these arrangements may result in a sale of Company common stock without notice to, or consent of, the Section 16 Person. Such involuntary sales could result in short-swing profit liability under Section 16 of the Securities Exchange Act or violate this Policy, the insider trading provisions of the Exchange Act, or certain provisions of the Exchange Act adopted pursuant to the Sarbanes-Oxley Act of 2002.

Shares of Company common stock owned by executives who are not Section 16 Persons that exceed an executive’s stock ownership target may be pledged, although the Company cautions executives from entering into such transactions, and any such pledge should not represent a significant amount of an executive’s holdings of Company common stock. Pledged Company common stock is not included in overall stock ownership shares and significant pledging of Company common stock may be considered a governance risk or oversight failure, which could result in negative implications to the Company.
VI.Questions
Any questions about this Policy should be directed to:
VP Law – Finance and Compliance
Union Pacific Corporation
1400 Douglas Street, Stop 1580
Omaha, Nebraska, 68179
or (402) 544-3440
Last Updated: October 1, 2025
Last Reviewed: October 1, 2025

Appendix A
Guidelines for Rule 10b5-1 Trading Plans
As discussed in the Policy, Rule 10b5-1 provides an affirmative defense from insider trading liability. All Section 16 Persons and other executives who report directly to the Chief Executive Officer (the "CEO") may sell or otherwise transfer shares of Company common stock in the open market or to another person or entity only pursuant to an Exchange Act Rule 10b5-1 trading plan that satisfies the following restrictions, unless the CEO or Chief Legal Officer (the "CLO") or VP Law – Finance and Compliance, or other comparable executive responsible for securities compliance (the “Designated Officer”) grants an exception. Capitalized terms used in these guidelines without definition have the meaning set forth in the Policy.
These guidelines are in addition to, and not in lieu of, the requirements and conditions of Rule 10b5-1. The Designated Officer will interpret and administer these guidelines for compliance with Rule 10b5-1, the Policy and the requirements below. No personal legal or financial advice is being provided by the Designated Officer regarding any Rule 10b5-1 Trading Plan or proposed trades. Restricted Persons remain ultimately responsible for ensuring that their Rule 10b5-1 Trading Plans and contemplated transactions fully comply with applicable securities laws. It is recommended that Restricted Persons consult with their own attorneys or other advisors about any contemplated Rule 10b5-1 Trading Plan. Note that for any Section 16 Person, the Company is required to disclose the material terms of his or her Rule 10b5-1 Trading Plan (and may be required to disclose the material terms of Rule 10b5-1 Trading Plans of Family Members and Controlled Entities of such persons), other than with respect to price, in its Form 10-K or Form 10-Q for the quarter in which the Rule 10b5-1 Trading Plan is adopted, as well as disclosing any termination or modification of a Rule 10b5-1 Trading Plan.
1.The Rule 10b5-1 Trading Plan must be reviewed and approved in advance by the Designated Officer. It is recommended that you submit Rule 10b5-1 Trading Plans to the Designated Officer several days prior to when you plan to enter into the plan to allow for review and preclearance in accordance with the procedures set forth in the Policy and these guidelines. The Company may require use of a standardized form of Rule 10b5-1 trading plan.
2.All Executive Officers and other Restricted Persons subject to the Company’s stock ownership guidelines may sell or otherwise transfer shares of Company common stock in the open market or to another person or entity only if they have satisfied the applicable ownership target set forth in the stock ownership guidelines, and may only sell shares of Company common stock that exceed their ownership target (“Eligible Shares”).
3.Eligible Shares may only be sold or transferred pursuant to a written Exchange Act Rule 10b5-1 trading plan that:
(i) is adopted during an Open Window Period, when a trading blackout is not in effect and when such Executive is not in possession of material nonpublic information regarding the Company,
(ii) has been reviewed and approved by the CLO or VP Law – Finance and Compliance,
(iii) complies with the requirements of Rule 10b5-1(c) of the Exchange Act,
(iv) provides that no transaction will occur until the applicable “cooling off” period under Rule 10b5-1(c)(1)(ii)(B) is satisfied (generally, for Section 16 Persons, at least 91 days from the date the trading plan is entered into, and for others, at least 31 days from the date the trading plan is entered into),
(v) provides that the plan was entered into in good faith and cannot be suspended, modified, or terminated without approval from the Designated Officer, and
(vi) provides that no more than 50% of the shares to be sold under the trading plan can be sold in any one calendar week.
4.The total sales of Eligible Shares during any calendar year may not exceed 50% of the total shares of Company common stock beneficially owned by the person entering into the trading plan, using the immediately preceding February 1st as the measurement date. For purposes of these guidelines, the number of shares beneficially owned will be calculated in accordance with the Company’s stock ownership guidelines.

5.Modifications, amendments and terminations of an existing Rule 10b5-1 Trading Plan are strongly discouraged due to legal risks, and can affect the validity of trades that have taken place under the plan prior to such modification, amendment or termination. If a Restricted Person is considering any modification or amendment to or termination of a Rule 10b5-1 trading plan, that person should consult with the Designated Officer in advance. Any modification, amendment or termination of an existing Rule 10b5-1 Trading Plan must be reviewed and approved in advance by the Designated Officer in accordance with preclearance procedures set forth in the Policy and these guidelines.